Exhibit 99.1

Destination XL Group, Inc. Reports Second Quarter Financial Results

Second Quarter comparable sales improve to flat; Earnings per share break-even for the quarter

CANTON, Mass., August 28, 2019 – Destination XL Group, Inc. (NASDAQ: DXLG), the largest omni-channel specialty retailer of big and tall men's clothing, today reported operating results for the second quarter of fiscal 2019.

Highlights

•	Total sales for the second quarter of $123.2 million, up $1.0 million or 0.9% from $122.2 million in the prior-year second quarter.
•	Total comparable sales were flat for the second quarter.
•

Net income for the second quarter was $0.0 million as compared to a net loss of $(1.2) million in the prior year’s second quarter. The prior-year’s net loss included a corporate restructuring charge of $1.6 million.

•	Adjusted EBITDA for the second quarter was $7.1 million compared to $8.7 million in the prior-year quarter.

Management Comments

“The second quarter got off to a slow start as unfavorable weather impacted sell-through of seasonal product.  Despite the second quarter’s performance shortfall, we improved comparable sales as the quarter progressed ending the period with a slightly positive comp trend.  Our second quarter wholesale sales improved from the first quarter run rate as we made good progress on initiatives to build our Wholesale Business Unit,” said Harvey S. Kanter, President and Chief Executive Officer.

“Our entire organization is oriented around one strategic theme, the essence of which is the belief that we need to enable consumers to purchase our products and services where they want, how they want, and through whatever channel they want to obtain them. The four strategic initiatives to deliver this include engaging with our customers in a more meaningful and personalized way from a digital standpoint, better defining and developing our working marketing plans, improving our e-commerce and online experience, and executing against our plan to build our wholesale business. What is important to remember is that there is no one thing, no silver bullet, and the transformation is not driven in any one channel or with any unique customer segment. It is a series of moves across marketing, across channels and across customer segments, that we need to create the momentum we are looking for and to get us on top. For the Fall season we are conservatively optimistic and believe we are on the right path and our plans should grow our customer base and drive a top-line sales inflection,” Mr. Kanter concluded.

Second Quarter Results

Sales

Total sales for the second quarter of fiscal 2019 increased 0.9% to $123.2 million from $122.2 million in the second quarter of fiscal 2018.  The increase of $1.0 million in total sales was primarily due to an increase in wholesale revenue of $2.7 million and other revenue of $0.1 million and was partially offset by a decrease of $1.8 million in sales from closed stores.  Comparable sales for the second quarter of fiscal 2019 were flat over the prior year.

Gross Margin

For the second quarter of fiscal 2019, our gross margin rate, inclusive of occupancy costs, was 44.3% as compared to a gross margin rate of 46.3% for the second quarter of fiscal 2018. The decrease of 200 basis points was due to a decrease in merchandise margins of 270 basis points partially offset by a 70 basis point improvement in occupancy costs as a percent of sales.  The 270 basis point decrease in merchandise margin, as compared to the prior year’s second quarter, was due to higher promotional activity of approximately 190 basis points and 80 basis points due to the impact of our wholesale segment, which by its nature has lower merchandise margins than our retail business.  The improvement in occupancy costs, as a percentage of sales, was due to a decrease of $0.8 million in total occupancy costs, primarily related to closed stores, as compared to the prior year’s second quarter.

Selling, General & Administrative

As a percentage of sales, SG&A (selling, general and administrative) expenses for the second quarter of fiscal 2019 were 38.5% as compared to 39.1% for the second quarter of fiscal 2018. On a dollar basis, SG&A decreased by $0.3 million for the second quarter of fiscal 2019.  This decrease was primarily attributable to a $0.6 million decrease in marketing costs and a $0.3 million decrease in incentive accruals partially offset by an increase of $0.2 million in expenses related to our wholesale segment.  In addition, as a result of adopting the new lease accounting standard (ASC 842) at the beginning of fiscal 2019, we are no longer receiving a $0.4 million quarterly benefit from amortizing a deferred gain related to the sale-leaseback of our corporate office.

Management views SG&A expenses through two primary cost centers:  Customer Facing Costs and Corporate Support Costs.  Customer Facing Costs, which include store payroll, marketing and other store operating costs, represented 23.9% of sales in the second quarter of fiscal 2019 as compared to 24.2% of sales in the second quarter of last year.  Corporate Support Costs, which include the distribution center and corporate overhead costs, represented 14.6% of sales in the second quarter of fiscal 2019 compared to 14.9% of sales in the second quarter of last year.

Net Income (Loss)

For the second quarter of fiscal 2019, we had net income of $0.0 million, or $0.00 per diluted share, compared with a net loss of $(1.2) million, or $(0.02) per diluted share, for the second quarter of fiscal 2018.

On a non-GAAP basis, adjusting for corporate restructuring costs of $1.6 million in the second quarter of fiscal 2018, and a normalized tax rate of 26% for both periods, the adjusted net income for the second quarter of fiscal 2019 was $0.00 per diluted share, as compared to adjusted net income of $0.01 per diluted share for the second quarter of fiscal 2018.

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation and amortization and excluding CEO transition costs, corporate restructuring and impairment of assets, if any, (Adjusted EBITDA), a non-GAAP measure, for the second quarter of fiscal 2019 were $7.1 million, compared to $8.7 million for the second quarter of fiscal 2018.

Cash Flow

Cash flow from operations for the first six months of fiscal 2019 was $0.9 million, compared to $6.8 million for the first six months of fiscal 2018. The decrease in cash flow from operations was primarily due to a decrease in Adjusted EBITDA and the timing of working capital.  At August 3, 2019, accrued expenses were substantially lower than the prior year due to certain rent and lease related liabilities that were eliminated upon adoption of ASC 842.  In addition, an increase of $3.0 million in incentive payments related to fiscal 2018 also contributed to the decrease in free cash flow.

	For the six months ended
(in millions)	August 3, 2019	August 4, 2018
Cash flow from operating activities (GAAP basis)	$0.9	$6.8
Capital expenditures, infrastructure projects	(5.2)	(6.1)
Capital expenditures for DXL stores	(2.4)	(1.3)
Free Cash Flow (non-GAAP basis)	$(6.7)	$(0.6)

Capital expenditures for the first six months of fiscal 2019 increased to $7.6 million as compared to $7.4 million for the first six months of fiscal 2018.  For the first six months of fiscal 2019, we opened one new DXL retail store, rebranded four Casual Male XL stores to DXL stores, rebranded one Casual Male XL outlet to a DXL outlet, and closed three Casual Male XL stores and two Rochester Clothing stores.

Non-GAAP Measures

Adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow are non-GAAP financial measures. Please see “Non-GAAP Measures” below and reconciliations of these non-GAAP measures to the comparable GAAP measures that follow in the tables below.

Balance Sheet & Liquidity

At August 3, 2019, the Company had cash and cash equivalents of $5.5 million. Total debt, at August 3, 2019, was $64.2 million and consisted of $49.5 million outstanding under the Company’s revolving credit facility and $14.7 million outstanding under its FILO facility, net of unamortized debt issuance costs. At August 3, 2019, the Company had $44.5 million of excess availability under its credit facility.

Our inventory on August 3, 2019, increased approximately $7.5 million, as compared to August 4, 2018.  Approximately half of the increase in inventory was primarily due to the acceleration of receipts from China due to impending tariffs, wholesale inventory to be delivered in the third quarter, and replacement inventory of certain styles that were impacted by a cargo vessel fire in the first quarter. The balance was driven by a door-base expansion and an increase in style-presentation levels in our better and best collections as we drive branded collections.

Clearance inventory at August 3, 2019 was approximately 10.9% as compared to 10.1% at August 4, 2018.

Retail Store Information

Total retail square footage has remained relatively constant since the end of fiscal 2017:

	Year End 2017		Year End 2018		At August 3, 2019		Year End 2019E
	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)	# of Stores	Sq Ft. (000’s)
DXL retail	212	1,665	216	1,684	221	1,704	229	1,733
DXL outlets	14	72	15	78	16	82	16	82
CMXL retail	78	268	66	221	59	196	49	159
CMXL outlets	33	103	30	91	29	88	29	88
Rochester Clothing	5	51	5	51	3	36	-	-
Total	342	2,159	332	2,125	328	2,106	323	2,062

E-Commerce Information

The Company distributes its licensed branded and private label products directly to consumers through its stores, website and third-party marketplaces. As the Company continues to invest in its digital capabilities, management believes it is important to monitor the total percentage of revenue that is facilitated by the Company’s e-commerce systems, regardless of which channel originates or fulfills the transaction.  E-commerce sales, which we also refer to as direct sales, are defined as sales that originate online, whether through our website, at the store level or through a third-party marketplace. For the first six months of fiscal 2019, our direct sales increased to 21.3% of retail segment sales as compared to 20.5% for the first six months of fiscal 2018.  On a trailing 12 month-period ending August 3, 2019, our direct sales were 22.0% of retail segment sales as compared to 21.2% for the trailing 12-month period ending August 4, 2018.

Impact of New Lease Accounting Standard

At the start of fiscal 2019, we adopted the new lease accounting standard, ASC 842 (Leases). As a result of the adoption, we established our operating leases as right-of-use assets of $214.1 million and established corresponding lease liabilities of $254.5 million on our Consolidated Balance Sheet at February 3, 2019.  The $40.3 million difference between the right-of-use assets and lease liabilities was primarily attributable to the elimination of certain existing lease-related assets and liabilities as a net adjustment to the right-of-use assets. In our results for the first six months of fiscal 2019, we recognized a net increase to opening retained earnings of approximately $5.3 million to recognize: (i) the remaining deferred gain of $10.3 million from a sale-leaseback transaction (ii) the recognition of impairments, upon adoption, of certain right-to-use assets of $(3.8) million and (iii) the write-off of initial direct costs of $(1.2) million.

Financial Outlook

For fiscal 2019, we expect to deliver comparable sales growth in our omni-channel retail business and to generate free cash flow. Since Mr. Kanter joined the Company on April 1, 2019, we have made progress in developing the mission, vision and strategic plan which is now beginning to inform and define our transformation as we look forward and develop the strategy to engage the Big and Tall men across the omni-channel landscape.  We are making capital investments in both our customer relationship capabilities and our data infrastructure and analytics capabilities. We believe that these investments are required as we move forward in this digitally driven retail environment in which we operate today.

Given the many strategic initiatives that we are pursuing, many of which may have a transformative effect on how we manage our business, we are not providing detailed earnings or cash flow guidance until we have increased visibility in the effectiveness of our initiatives. We will continue to provide forward-looking commentary on business trends.

In fiscal 2019, we plan to open 2 new DXL retail stores, rebrand 12 Casual Male XL retail stores to DXL retail stores, and rebrand 1 Casual Male XL outlet to a DXL outlet store.  We also plan to close 5 Casual Male XL retail stores (two of which will be closed in connection with the opening of the two DXL stores), 1 DXL store and all 5 Rochester Clothing stores.

Conference Call

The Company will hold a conference call to review its financial results today, Wednesday, August 28, 2019 at 9:00 a.m. ET. To listen to the live webcast, visit the "Investor Relations" section of the Company's website. The live call also can be accessed by dialing: (866) 680-2311. Please reference conference ID: 6475208. An archived version of the webcast may be accessed by visiting the "Events" section of the Company's website for up to one year.

During the conference call, the Company may discuss and answer questions concerning business and financial developments and trends. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously.

Non-GAAP Measures

In addition to financial measures prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains non-GAAP financial measures, including adjusted EBITDA, adjusted net income (loss), adjusted net income (loss) per diluted share and free cash flow. The presentation of these non-GAAP measures is not in accordance with GAAP, and should not be considered superior to or as a substitute for net income (loss), net income (loss) per diluted share or cash flows from operating activities or any other measure of performance derived in accordance with GAAP. In addition, not all companies calculate non-GAAP financial measures in the same manner and, accordingly, the non-GAAP measures presented in this release may not be comparable to similar measures used by other companies. The Company believes the inclusion of these non-GAAP measures helps investors gain a better understanding of the Company’s performance, especially when comparing such results to previous periods, and that they are useful as an additional means for investors to evaluate the Company's operating results, when reviewed in conjunction with the Company's GAAP financial statements. Reconciliations of these non-GAAP measures to their comparable GAAP measures are provided in the tables below.

The Company believes that adjusted EBITDA (calculated as earnings before interest, taxes, depreciation and amortization and excluding restructuring charges, CEO transition costs and any asset impairment charges) are useful to investors in evaluating its performance. With the significant capital investment over the past several years associated with the DXL stores and, therefore, increased levels of depreciation and interest, management uses adjusted EBITDA as key metrics to measure profitability and economic productivity.

The Company has fully reserved against its deferred tax assets and, therefore, its net income (loss) is not reflective of earnings assuming a “normal” tax position. In addition, we have added back charges related to the restructuring charge, costs associated with the CEO transition and asset impairment charges, if applicable, because it provides comparability of results without these charges.  Adjusted net income (loss) provides investors with a useful indication of the financial performance of the business, on a comparative basis, assuming a normalized effective tax rate of 26%.

Free cash flow is a metric that management uses to monitor liquidity. Management believes this metric is important to investors because it demonstrates the Company’s ability to strengthen liquidity while supporting its capital projects and new store growth.  Free cash flow is calculated as cash flow from operating activities, less capital expenditures and excludes the mandatory and discretionary repayment of debt.

About Destination XL Group, Inc.

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Men’s Clothing retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Rochester Clothing stores, Casual Male XL retail and outlet stores, and an e-commerce site at www.dxl.com.  At DXL, Big + Tall is all we do: our fit is built from unique specifications for each size and style.  We don't just scale up product from a regular fit like most other retailers. Our associates uniquely understand the big and tall shopper. With more than 2,000 private label and name brand styles to choose from, Big + Tall guests are provided with an unmatched blend of wardrobe solutions not available at traditional retailers. The Company is headquartered in Canton, Massachusetts. For more information, please visit the Company's investor relations website: https://investor.dxl.com.

Forward-Looking Statements

Certain statements and information contained in this press release constitute forward-looking statements under the federal securities laws, including statements regarding the Company’s expectations with respect to its strategic plans to grow customer base and drive top-line sales, its store counts, free cash flow, comparable sales growth and capital investments for fiscal 2019; and continued growth of its core business and development of its wholesale business unit in fiscal 2019. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations, including the corporate restructuring, may differ materially from forward-looking statements made by the Company. The Company encourages readers of forward-looking information concerning the Company to refer to its filings with the Securities and Exchange Commission, including without limitation, its Annual Report on Form 10-K filed on March 22, 2019, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company, including risks relating to the Company’s execution of its DXL strategy and ability to grow its market share, predict customer tastes and fashion trends, forecast sales growth trends and compete successfully in the United States men’s big and tall apparel market.

Forward-looking statements contained in this press release speak only as of the date of this release. Subsequent events or circumstances occurring after such date may render these statements incomplete or out of date. The Company undertakes no obligation and expressly disclaims any duty to update such statements.

DESTINATION XL GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(unaudited)

	For the three months ended		For the six months ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Sales	$123,245	$122,206	$236,218	$235,537
Cost of goods sold including occupancy	68,676	65,681	132,236	128,324
Gross profit	54,569	56,525	103,982	107,213

Expenses:
Selling, general and administrative	47,478	47,795	92,089	93,195
CEO transition costs	—	—	702	130
Corporate restructuring	—	1,570	—	1,630
Depreciation and amortization	6,210	7,382	12,548	14,706
Total expenses	53,688	56,747	105,339	109,661

Operating income (loss)	881	(222)	(1,357)	(2,448)

Interest expense, net	(851)	(958)	(1,715)	(1,844)

Income (loss) before provision for income taxes	30	(1,180)	(3,072)	(4,292)
Provision (benefit) for income taxes	(8)	5	(29)	3

Net income (loss)	$38	$(1,185)	$(3,043)	$(4,295)

Net income (loss) per share - basic and diluted	$0.00	$(0.02)	$(0.06)	$(0.09)

Weighted-average number of common shares outstanding:
Basic	49,867	49,060	49,734	48,926
Diluted	50,175	49,060	49,734	48,926

DESTINATION XL GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
August 3, 2019, February 2, 2019 and August 4, 2018
(In thousands)
Unaudited

	August 3,	February 2,	August 4,
	2019	2019	2018
ASSETS

Cash and cash equivalents	$5,493	$4,868	$6,216
Inventories	110,374	106,837	102,912
Other current assets	16,821	15,955	13,848
Property and equipment, net	85,953	92,525	103,877
Operating lease right-of-use assets	200,480	—	—
Intangible assets	1,150	1,150	1,637
Other assets	3,453	4,741	5,750
Total assets	$423,724	$226,076	$234,240

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$36,929	$34,418	$32,426
Accrued expenses and other liabilities	21,380	34,256	28,456
Operating leases	238,760	—	—
Long-term debt	14,785	14,757	14,729
Borrowings under credit facility	49,451	41,908	46,430
Deferred rent and lease incentives	—	31,839	34,020
Deferred gain on sale-leaseback	—	10,258	10,990
Stockholders' equity	62,419	58,640	67,189
Total liabilities and stockholders' equity	$423,724	$226,076	$234,240

CERTAIN COLUMNS IN THE FOLLOWING TABLES MAY NOT FOOT DUE TO ROUNDING

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED NET INCOME (LOSS)

AND ADJUSTED NET INCOME (LOSS) PER DILUTED SHARE

	For the three months ended				For the six months ended
	August 3, 2019		August 4, 2018		August 3, 2019		August 4, 2018
	$	Per diluted share	$	Per diluted share	$	Per diluted share	$	Per diluted share
(in thousands, except per share data)
Net income (loss) (GAAP basis)	$38	$0.00	$(1,185)	$(0.02)	$(3,043)	$(0.06)	$(4,295)	$(0.09)
Adjust:
CEO transition costs	-		-		702		130
Corporate restructuring	-		1,570		-		1,630
Add back actual income tax provision (benefit)	(8)		5		(29)		3
Add income tax benefit (provision), assuming a normal tax rate of 26%	(8)		(101)		616		658

Adjusted net income (loss) (non-GAAP basis)	$22	$0.00	$289	$0.01	$(1,754)	$(0.04)	$(1,874)	$(0.04)

Weighted average number of common shares
outstanding on a diluted basis		50,175		49,060		49,734		48,926

GAAP TO NON-GAAP RECONCILIATION OF ADJUSTED EBITDA

	For the three months ended		For the six months ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
(in millions)
Net income (loss) (GAAP basis)	$0.0	$(1.2)	$(3.0)	$(4.3)
Add back:
CEO transition costs	-	-	0.7	0.1
Corporate restructuring	-	1.6	-	1.6
Provision for income taxes	-	-	(0.0)	0.0
Interest expense	0.9	1.0	1.7	1.8
Depreciation and amortization	6.2	7.4	12.5	14.7
Adjusted EBITDA (non-GAAP basis)	$7.1	$8.7	$11.9	$14.0

GAAP TO NON-GAAP RECONCILIATION OF FREE CASH FLOW

	For the six months ended
(in millions)	August 3, 2019	August 4, 2018
Cash flow from operating activities (GAAP basis)	$0.9	$6.8
Capital expenditures, infrastructure projects	(5.2)	(6.1)
Capital expenditures for DXL stores	(2.4)	(1.3)
Free Cash Flow (non-GAAP basis)	$(6.7)	$(0.6)